Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2015 FOURTH

QUARTER AND FULL YEAR RESULTS

•	Achieves Fourth Quarter Earnings per Diluted Share of $0.20, Including Charges of $0.02

•	Reports Fiscal 2015 Full-Year Earnings per Diluted Share of $0.70, Including Charges of $0.07

•	Increases Quarterly Cash Dividend by 25% to $0.125 per Share

EL SEGUNDO, Calif., March 1, 2016 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2015 fourth quarter and full year ended January 3, 2016.

As the Company previously reported, net sales for the fiscal 2015 fourth quarter increased to $275.0 million from net sales of $250.3 million for the fourth quarter of fiscal 2014. Same store sales increased 0.1% for the fourth quarter of fiscal 2015.

As a result of the fiscal year calendar, the fiscal 2015 fourth quarter included 14 weeks and the fiscal 2015 full year included 53 weeks, compared to 13 weeks and 52 weeks for the respective reporting periods in fiscal 2014. For purposes of reporting same store sales comparisons to the prior year, the Company uses comparable 14-week and 53-week periods.

Gross profit for the fiscal 2015 fourth quarter was $85.8 million, compared to $79.1 million in the fourth quarter of the prior year. The Company’s gross profit margin was 31.2% in the fiscal 2015 fourth quarter versus 31.6% in the fourth quarter of the prior year, reflecting an increase in distribution and store occupancy costs as a percentage of net sales, partially offset by an increase in merchandise margins of 21 basis points.

Selling and administrative expense as a percentage of net sales was 28.5% in the fiscal 2015 fourth quarter versus 29.7% in the fourth quarter of the prior year. Selling and administrative expense for the quarter increased $4.1 million from the prior year due primarily to the extra week in the fourth quarter of fiscal 2015, higher employee labor and benefit expense, as well as consulting expense of $0.4 million related to evaluating store growth strategies and potential profit improvement opportunities and non-cash impairment of $0.2 million, partially offset by a decrease in advertising expense.

Net income for the fourth quarter of fiscal 2015 was $4.3 million, or $0.20 per diluted share, including $0.02 per diluted share of expense related to evaluating store growth strategies and potential profit improvement opportunities and non-cash impairment, compared to net income for the fourth quarter of fiscal 2014 of $2.8 million, or $0.13 per diluted share, including $0.04 per diluted share for a charge for legal accruals and $0.01 per diluted share for non-cash impairment.

For the 53-week fiscal 2015 full year, net sales were $1.03 billion, compared to net sales of $977.9 million for the 52-week fiscal 2014 full year. Same store sales increased 1.3% in fiscal 2015 from the prior year. Net income for fiscal 2015 was $15.3 million, or $0.70 per diluted share, including $0.07 per diluted share of charges for expense associated with the Company’s publicly disclosed proxy contest, a legal settlement, expense related to evaluating store growth strategies and potential profit improvement opportunities and non-cash impairment. Net income for fiscal 2014 was $14.9 million, or $0.67 per diluted share, including $0.07 per diluted share for a charge for legal accruals and non-cash impairment.

“We are pleased to have achieved earnings per share slightly above the high end of our guidance range for the fourth quarter, driven by growth in average sale and expansion of merchandise and operating margins.” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “As previously reported, we delivered positive same store sales in a highly competitive and promotional retail environment as we benefited from a positive ‘Black Friday’ week and very strong sales over the weeks of Christmas and New Year’s as a result of favorable winter weather conditions in most of our Western markets. We also are pleased to have further strengthened our balance sheet, ending fiscal 2015 with per-store product inventories down 2.7% from the prior year. Our operating cash flow for the year of $39.6 million allowed us to reduce borrowings under our credit facility by 17.3% to $54.8 million at year-end compared to the end of fiscal 2014, invest in new and remodeled stores and return $13 million to shareholders through cash dividends and stock repurchases.”

Mr. Miller continued, “For the first quarter to date, our sales are comping up in the low-single-digit range. While we experienced very strong sales in January on the strength of favorable winter weather conditions, sales over most of February were disappointing as winter business decelerated when weather conditions turned unseasonably warm in several of our major markets and we also experienced softness in non-winter product categories.

We believe that the recent softness in our sales is reflective of the challenging retail environment along with highly promotional competitive activity in our sector. Although these headwinds could persist, we feel our product assortments are well positioned as we transition to the spring selling season.

“Our decision today to raise our quarterly dividend by 25% reflects the health of our financial condition and our continued commitment to delivering strong returns to stockholders,” Mr. Miller added.

Quarterly Cash Dividend

The Company’s Board of Directors has approved a 25% increase in the Company’s quarterly cash dividend from the current rate of $0.10 per share to $0.125 per share, effective with the dividend payable on March 22, 2016 to stockholders of record as of March 8, 2016.

Share Repurchases

In the fourth quarter of fiscal 2015, the Company repurchased 101,688 shares of its common stock for a total expenditure of $1.0 million. In fiscal 2015, the Company repurchased 379,930 shares of its common stock for a total expenditure of $4.2 million. As of January 3, 2016, the Company had $2.9 million available for future share repurchases under its $20.0 million share repurchase program.

Guidance

For the fiscal 2016 first quarter, the Company expects same store sales to be in the negative low single-digit to positive low single-digit range and earnings to be in the range of a net loss of $(0.05) per share to a positive $0.02 per share. The Company expects first quarter net sales and earnings comparisons to the prior year to be negatively impacted by approximately $0.04 per share as a result of the calendar shift resulting from fiscal 2015 being a 53-week fiscal year and fiscal 2016 being a 52-week fiscal year, as well as by the calendar shift of the Easter holiday, during which the Company’s stores are closed, out of the second quarter of fiscal 2015 and into the first quarter of fiscal 2016. The Company’s earnings guidance for the first quarter also reflects anticipated lower product margins compared to the prior year as a result of increased clearance activity and efforts to drive sales in a highly promotional competitive environment, as well as expense deleveraging and charges of approximately $0.01 per share of consulting expenses related to evaluating store growth strategies and potential profit improvement opportunities and approximately $0.03 per share for the write off of deferred tax assets related to share-based compensation.

Store Openings

During the fourth quarter of fiscal 2015, the Company closed one store as part of a relocation that began in the prior year, ending fiscal 2015 with 438 stores in operation. During the fiscal 2016 first quarter, the Company anticipates closing four stores, one of which is part of a prior relocation. For the fiscal 2016 full year, the Company currently anticipates opening approximately five to eight new stores and closing approximately ten stores.

Conference Call Information

The Company will host a conference call and audio webcast today, March 1, 2016, at 2:00 p.m. Pacific (5:00 p.m. EST), to discuss financial results for the fourth quarter of fiscal 2015. To access the conference call, participants in North America should dial (888) 359-3627 and international participants should dial (719) 457-2085. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through March 8, 2016 by calling (877) 870-5176 to access the playback; passcode is 1240381.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 438 stores under the “Big 5 Sporting Goods” name as of the fiscal year ended January 3, 2016. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	January 3, 2016	December 28, 2014
ASSETS
Current assets:
Cash	$7,119	$11,503
Accounts receivable, net of allowances of $61 and $110, respectively	14,180	15,680
Merchandise inventories, net	299,446	310,088
Prepaid expenses	12,185	9,358
Deferred income taxes	11,100	11,025

Total current assets	344,030	357,654

Property and equipment, net	82,036	78,440
Deferred income taxes	12,302	12,792
Other assets, net of accumulated amortization of $1,244 and $1,067, respectively	2,228	2,257
Goodwill	4,433	4,433

Total assets	$445,029	$455,576

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$89,961	$92,369
Accrued expenses	69,524	70,399
Current portion of capital lease obligations	1,435	1,197

Total current liabilities	160,920	163,965

Deferred rent, less current portion	19,516	20,736
Capital lease obligations, less current portion	2,392	1,155
Long-term debt	54,846	66,312
Other long-term liabilities	8,524	8,404

Total liabilities	246,198	260,572

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 24,562,799 and 24,445,345 shares, respectively; outstanding 21,917,982 and 22,180,458 shares, respectively	246	245
Additional paid-in capital	112,236	110,707
Retained earnings	118,998	112,521
Less: Treasury stock, at cost; 2,644,817 and 2,264,887 shares, respectively	(32,649)	(28,469)

Total stockholders’ equity	198,831	195,004

Total liabilities and stockholders’ equity	$445,029	$455,576

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2016	December 28, 2014	January 3, 2016	December 28, 2014
Net sales	$275,006	$250,332	$1,029,098	$977,860
Cost of sales	189,167	171,193	704,134	664,411

Gross profit	85,839	79,139	324,964	313,449
Selling and administrative expense (1) (2) (3) (4)	78,440	74,383	298,425	288,274

Operating income	7,399	4,756	26,539	25,175
Interest expense	538	476	1,791	1,667

Income before income taxes	6,861	4,280	24,748	23,508
Income taxes	2,586	1,465	9,451	8,632

Net income (1) (2) (3) (4)	$4,275	$2,815	$15,297	$14,876

Earnings per share:
Basic	$0.20	$0.13	$0.70	$0.68

Diluted (1) (2) (3) (4)	$0.20	$0.13	$0.70	$0.67

Dividends per share	$0.10	$0.10	$0.40	$0.40

Weighted-average shares of common stock outstanding:
Basic	21,601	21,841	21,741	21,933

Diluted	21,716	21,998	21,927	22,133

(1)	In fiscal 2015, the Company recorded a pre-tax charge of $0.4 million, and in the fourth quarter of fiscal 2014, the Company recorded a pre-tax charge of $1.4 million, related to legal accruals. In fiscal 2015, this charge reduced net income by $0.2 million, or $0.01 per diluted share, and in the fourth quarter of fiscal 2014, this charge reduced net income by $0.9 million, or $0.04 per diluted share, respectively.
(2)	In fiscal 2015, the Company recorded pre-tax charges of $1.6 million related to a publicly-disclosed proxy contest. These charges reduced net income by $1.0 million, or $0.05 per diluted share.
(3)	In the fourth quarter of fiscal 2015, the Company recorded pre-tax charges of $0.4 million related to the evaluation of store growth strategies and potential profit improvement opportunities. These charges reduced net income by $0.2 million, or $0.01 per diluted share.
(4)	In the fourth quarter of fiscal 2015, the Company recorded a pre-tax non-cash impairment charge of $0.2 million, and in the fourth quarter and full year of fiscal 2014, the Company recorded pre-tax non-cash impairment charges of $0.4 million and $1.2 million, respectively, related to certain underperforming stores. In fiscal 2015, this charge reduced net income by $0.1 million, or $0.00 per diluted share, and in the fourth quarter and full year of fiscal 2014, these charges reduced net income by $0.3 million, or $0.01 per diluted share, and $0.8 million, or $0.03 per diluted share, respectively.